Exhibit 4.1
CYCLACEL PHARMACEUTICALS, INC.
WARRANT TO PURCHASE COMMON STOCK
To Purchase _________ Shares of Common Stock
Date of Issuance: July [—], 2011
VOID AFTER July [—], 2016
THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) CERTIFIES THAT, for value received,  _____, or permitted registered assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), up to  _____  shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”).
1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:
(A) “Black Scholes Value” shall mean the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg using (i) a price per share of Common Stock equal to the Weighted Average Price of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Dollar — LIBOR swap rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction, (iii) an expected volatility equal to the greater of 100% or the 30-day volatility on the HVT function on Bloomberg determined for the Trading Day immediately following the date of the public announcement of the applicable Fundamental Transaction, and (iv) a remaining option time equal to the number of calendar days between the date of the public announcement of the applicable Fundamental Transaction and the expiration of the Exercise Period.
(B) “Bloomberg” shall mean Bloomberg Financial Markets.
(C) “Eligible Market” shall mean any of the NYSE Amex, New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market.
(D) “Exercise Period” shall mean the period commencing on January [—], 2012 and ending five years from the date hereof, unless sooner terminated as provided below.
(E) “Exercise Price” shall mean $1.36 per share, subject to adjustment pursuant to Section 4 below.
(F) “Exercise Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant.
(G) “Trading Day” shall mean (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (c) if trading does not occur on the OTC Bulletin Board (or any successor thereto), any Business Day.

(H) “Trading Market” shall mean the OTC Bulletin Board or any other Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.
(I) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. Any such determination shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.
2. EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):
(A) An executed Notice of Exercise in the form attached hereto;
(B) Payment of the Exercise Price either (i) in cash or by check or (ii) pursuant to Section 2.1 below; and
(C) This Warrant or a facsimile copy thereof.
Execution and delivery of the Notice of Exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Exercise Shares, if any.
Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within three business days from the delivery to the Company of the Notice of Exercise, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above. This Warrant shall be deemed to have been exercised on the date the Notice of Exercise and the Exercise Price (whether paid in cash, check or pursuant to Section 2.1 below) are received by the Company. For the avoidance of doubt, in the case of a net exercise, the Warrant shall be deemed to have been exercised upon receipt by the Company of the Notice of Exercise with the section indicating exercise by net exercise completed.
The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which the Notice of Exercise was received by the Company and payment of the Exercise Price was made (whether paid in cash, check or pursuant to Section 2.1 below), irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

Subject to the final sentence of this paragraph and to the extent permitted by law, the Company’s obligations to issue and deliver Exercise Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Exercise Shares. The Holder shall, subject to the following proviso, have the right to pursue any remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Exercise Shares upon exercise of this Warrant as required pursuant to the terms hereof; provided, however, that notwithstanding anything to the contrary in this Warrant, if the Company is for any reason unable to deliver Exercise Shares upon exercise of this Warrant as required pursuant to the terms hereof, the Company shall have no obligation to pay to the Holder any cash or other consideration or otherwise “net cash settle” this Warrant.
2.1. NET EXERCISE. If during the Exercise Period the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), and a registration statement covering the shares that are the subject of the Exercise Notice (the “Unavailable Exercise Shares”) or an exemption from registration is not available for the resale of the Unavailable Exercise Shares, in lieu of exercising this Warrant by payment of cash or by check, the Holder may effect a “net exercise” of this Warrant, in which event, if so effected, the Holder shall receive Exercise Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:
X = Y (A-B)
     A

Where	X	=	the number of Exercise Shares to be issued to the Holder

	Y	=	the number of Exercise Shares with respect to which this Warrant is being exercised

	A	=	the Fair Market Value (as defined below) of one share of the Company’s Common Stock (at the date of such calculation)

	B	=	Exercise Price (as adjusted to the date of such calculation)
For purposes of this Warrant, the “Fair Market Value” of one share of Common Stock shall mean (i) the closing sales price for the shares of Common Stock on the Eligible Market where the Common Stock is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”) on the last trading day prior to the Exercise Date, or (ii) if an Eligible Market is not the principal Trading Market for the shares of Common Stock, the closing sales price reported by Bloomberg on the principal Trading Market for the Common Stock on the last trading day prior to the Exercise Date, or (iii) if neither of the foregoing applies, the last sales price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported for such security, the last bid price of such security as reported by Bloomberg or (iv) if fair market value cannot be calculated as of such date on any of the foregoing bases, the fair market value shall be as determined by the Board of Directors of the Company in the exercise of its good faith judgment. For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, it is intended that the Exercise Shares issued in a net exercise pursuant to this Section 2.1 shall be deemed to have been acquired by the Holder, and the holding period for the Exercise Shares shall be deemed to have commenced, on the date this Warrant was originally issued.
2.2. ISSUANCE OF NEW WARRANTS. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. Upon thirty (30) days notice to the Holder, the Company may appoint a warrant agent to maintain the Warrant Register. Upon any partial exercise of this Warrant, the Company, at its expense, will forthwith and, in any event within five business days, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of shares of Common Stock remaining available for purchase under this Warrant.
2.3. PAYMENT OF TAXES AND EXPENSES. The Company shall pay any recording, filing, stamp or similar tax which may be payable in respect of any transfer involved in the issuance of, and the preparation and delivery of certificates (if applicable) representing, (i) any Exercise Shares purchased upon exercise of this Warrant and/or (ii) new or replacement warrants in the Holder’s name or the name of any transferee of all or any portion of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance, delivery or registration of any certificates for Exercise Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Exercise Shares upon exercise hereof.
3. COVENANTS OF THE COMPANY.
3.1. COVENANTS AS TO EXERCISE SHARES. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will use its commercially reasonable efforts to take such corporate action in compliance with applicable law as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
3.2. NOTICES OF RECORD DATE AND CERTAIN OTHER EVENTS. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to the Holder, at least fifteen (15) days prior to the date on which any such record is to be taken for the purpose of such dividend or distribution, a notice specifying such date. In the event of any voluntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Holder, at least fifteen (15) days prior to the date of the occurrence of any such event, a notice specifying such date. In the event the Company authorizes or approves, enters into any agreement contemplating, or solicits stockholder approval for any Fundamental Transaction, as defined in Section 6 herein, the Company shall mail to the Holder, at least fifteen (15) days prior to the date of the occurrence of such event, a notice specifying such date. Notwithstanding the foregoing, the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

4. ADJUSTMENT OF EXERCISE PRICE AND SHARES. The Exercise Price and number of Exercise Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 4.
(A) If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case (x) the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and (y) the Exercise Shares shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.
(B) Upon the occurrence of any adjustment pursuant to this Section 4, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Exercise Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.
5. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the number of Exercise Shares to be issued will be rounded down to the nearest whole share.
6. FUNDAMENTAL TRANSACTIONS. If the Company shall effectuate any capital reorganization, reclassification of its capital stock, or consummate a consolidation or merger with another entity in which the Company is not the survivor, or shall effect a sale, transfer or other disposition of all or substantially all of its assets to another entity (any such transaction being hereinafter referred to as a “Fundamental Transaction”), then the Company shall use its commercially reasonable efforts to ensure that lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Exercise Shares immediately theretofore issuable upon exercise of this Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Exercise Shares equal to the number of Exercise Shares immediately theretofore issuable upon exercise of this Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price to effectuate the purposes of this Section 6) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger, or the entity purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this Section 6 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions, each of which transactions shall also constitute a Fundamental Transaction. Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered within 30 days after consummation of the Fundamental Transaction, the Company (or the successor entity) shall purchase this Warrant from the Holder by paying to the Holder, within seven Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction. For the avoidance of doubt, Fundamental Transactions shall not include any transaction in which the Company is not a voluntary party thereto.
7. NO STOCKHOLDER RIGHTS. Other than as provided in Section 3.2 or otherwise herein, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.
8. TRANSFER OF WARRANT. The Holder acknowledges that the Exercise Shares acquired upon the exercise of this Warrant, if not registered with the United States Securities and Exchange Commission, will have restrictions upon resale imposed by state and federal securities laws. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company and its counsel. Any purported transfer of all or any portion of this Warrant in violation of the provisions of this Warrant shall be null and void.
9. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.
10. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile to the facsimile number specified in writing by the recipient if sent during normal business hours of the recipient on a Trading Day, if not, then on the next Trading Day or (c) the next Trading Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page hereto and to Holder the address of the Holder appearing on the books of the Company or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

11. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.
12. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.
13. AMENDMENT OR WAIVER. Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holders of this Warrant. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of July [—], 2011.

CYCLACEL PHARMACEUTICALS, INC.

By:

Name:

Title:

NOTICE OF EXERCISE
TO: CYCLACEL PHARMACEUTICALS, INC.
(1)	☐	The undersigned hereby elects to purchase [ ] shares of the common stock, par value $0.001 (the “Common Stock”), of CYCLACEL PHARMACEUTICALS, INC. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

	☐	The undersigned hereby elects to purchase [ ] shares of Common Stock of the Company pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.
(2)	Please issue the certificate for shares of Common Stock in the name of:

(Print or Type Name)

(Social Security or other Identifying Number)

(Street Address)

(City, State, Zip Code)

or deliver the shares of Common Stock to the following DWAC Account Number:

(3)	If such number of shares shall not be all the shares purchasable upon the exercise of the Warrants evidenced by this Warrant, a new warrant certificate for the balance of such Warrants remaining unexercised shall be registered in the name of and delivered to:

Please insert social security or other identifying number:

(Please Print Name and Address)
Dated:

(Signature)

(Print name)

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please print)

Address:

(Please print)
Dated:                     , 20[__]

Holder’s Signature:

Holder’s Address:
NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant